FOR IMMEDIATE RELEASE	Contacts: Media: Gary Davis 203-353-5066 Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment® Dividend Boost
STAMFORD, Conn., February 21, 2008 - World Wrestling Entertainment, Inc. announced today a 50% boost in stockholder dividends for all shares not owned by the McMahon family. The quarterly dividend goes from $.24 to $.36 per share. The McMahon family quarterly dividend remains at $.24 per share. This news comes on the heels of WWE reporting a 23% increase in 2007 fourth quarter results over the prior year quarter. “This announcement underscores our commitment to the Company’s public shareholders,” commented Vincent K. McMahon, Chairman of the Board of Directors.
The first dividend at the enhanced rate with respect to the Class A common stock was declared with a record date of March 14, 2008 and a payment date of March 25, 2008.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. ECW is a trademark of WWE Libraries, Inc. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant. Actual results could differ materially from those currently expected or anticipated.